EXHIBIT 99.1

Contacts:	David L. Kerr	Joseph C. Tusa, Jr.
	Senior Vice President – Corporate Development	Senior Vice President and
	713.386.1420	Chief Financial Officer
	dkerr@comsys.com	713.386.1428
jtusa@comsys.com

COMSYS IT PARTNERS, INC. ANNOUNCES

PRICING OF $33 MILLION COMMON STOCK OFFERING

HOUSTON, TX (December 22, 2005) – COMSYS IT Partners, Inc. (NASDAQ: CITP), a leading information technology staffing services company, today announced that it priced a public offering of 3,000,000 shares of its common stock at $11.00 per share to the public. The public offering of the shares is expected to close on December 28, 2005.

Robert W. Baird & Co. acted as sole book running manager for the offering.

COMSYS IT Partners, Inc. will use approximately $26.8 million of the net proceeds from the offering to redeem all of its outstanding 15% Series A-1 Preferred Stock and the balance will be used for some or all of the following: acquisitions, working capital, repayment of existing indebtedness, capital expenditures and general corporate purposes.

This news release does not constitute an offer to sell or the solicitation of an offer to buy any securities. The offering is being made only by means of a prospectus supplement, a copy of which may be obtained from the offices of Robert W. Baird & Co. Incorporated, 777 East Wisconsin Avenue, 28th Floor, Milwaukee, Wisconsin 53202-5391. An electronic copy of the prospectus supplement will be available on the Securities and Exchange Commission’s website at http://www.sec.gov.

About COMSYS IT Partners

COMSYS IT Partners, Inc. (NASDAQ: CITP), a leading IT staffing and managed solutions company with 42 offices across the U.S. and an office in the U.K. Leveraging more than 30 years of experience, COMSYS has enhanced its core competency of IT staffing services by creating client-centric, cost-effective information system solutions. COMSYS’ service offerings include contingent staff augmentation of IT professionals, permanent recruiting and placement, vendor management and project solutions including network design and management, offshore development, customized software development and maintenance, software globalization/localization translation services and implementation and upgrade services for SAS, business intelligence and various ERP packages. COMSYS serves primarily Fortune 500 clients in the financial services/insurance, telecommunications, energy, pharmaceutical and healthcare industries and government agencies.

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